                                                                    EXHIBIT 10.1



[CERTAIN INFORMATION CONTAINED HEREIN HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION.]






                              AMENDED AND RESTATED

                        STRATEGIC COLLABORATION AGREEMENT



                                      AMONG



                               EPIX MEDICAL, INC.



                                MALLINCKRODT INC.

                            (a Delaware corporation)



                                       AND



                                MALLINCKRODT INC.

                            (a New York corporation)





                            DATED AS OF JUNE 9, 2000



[EXHIBITS AND OTHER SCHEDULES REFERENCED HEREIN HAVE BEEN OMITTED AND WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.]

                              AMENDED AND RESTATED

                        STRATEGIC COLLABORATION AGREEMENT

         THIS AMENDED AND RESTATED STRATEGIC COLLABORATION AGREEMENT dated as of June 9, 2000 (the "Agreement") is made by and among EPIX MEDICAL, INC. (formerly known as Metasyn, Inc.), a Delaware corporation having its principal place of business at 71 Rogers Street, Cambridge, Massachusetts 02142-1118 U.S.A. ("EPIX"), MALLINCKRODT INC. (formerly known as Mallinckrodt Medical, Inc.), a Delaware corporation having its principal place of business at 675 McDonnell Boulevard, Hazelwood, Missouri 63042 and MALLLNCKRODT INC. (formerly known as Mallinckrodt Group Inc.), a New York corporation having its principal place of business at 675 McDonnell Boulevard, Hazelwood, Missouri 63042 (both MALLINCKRODT entities referred to collectively herein as "MKG"), and amends and restates, from and after the date hereof, the Strategic Collaboration Agreement dated as of August 30, 1996 (as twice amended on September 10, 1998 and July 9,
1999) between MKG and METASYN (the predecessor in interest of EPIX).

                                    RECITALS

         WHEREAS, EPIX has obtained certain rights under certain patents and patent applications owned by The General Hospital Corporation, doing business as Massachusetts General Hospital ("MGH"), pursuant to an Amended and Restated License Agreement dated July 10, 1995 between EPIX and MGH (the "MGH License"), a copy of which is attached as APPENDIX I

         WHEREAS, EPIX is developing a proprietary compound coded as MS-325 ("Compound MS-325" as hereinafter defined) which is intended for use as an enhancer for magnetic resonance imaging, which compound is covered by said MGH patents and patent applications as well as by EPIX patent applications;

         WHEREAS, EPIX and MKG wish to modify their existing relationship and the existing collaboration agreement (as heretofore amended) between them (i) to permit EPIX to enter into that certain Strategic Collaboration Agreement of even date herewith (the "Collaboration Agreement") by and between EPIX and Schering Aktiengesellschaft, a German corporation having its principal place of business at 13342, Berlin, Germany ("Schering"); and (ii) to permit MKG to enter into that certain Manufacturing and Supply Agreement of even date herewith by and between MKG and Schering (the "Manufacturing Agreement"); and

         WHEREAS, MKG has provided to EPIX all necessary written consents so as to permit EPIX to enter into the Collaboration Agreement and the Manufacturing Agreement, and EPIX and MKG therefore desire to enter into this Amended and Restated Strategic Collaboration Agreement.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "AFFILIATE" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         1.2. "BLOOD POOL MAGNETIC RESONANCE CONTRAST AGENTS" shall mean agents injected in the cardiovascular system which satisfy both of the following two criteria: (i) with respect to any Region: (a) the agent has an approved indication for magnetic resonance angiography; or (b) [ * ]. The types of agents include, but are not limited to, albumin-binding agents, iron particles, or polymeric/cascade molecules with attached chelates.

         1.3. "CMC COSTS" shall mean external Costs and direct and indirect internal Costs associated with meeting the chemistry manufacturing and control requirements of the FDA and corresponding requirements in the EU and other countries of the world.

         1.4. "COLLABORATION AGREEMENT" shall have the meaning set forth in the recitals. A true and accurate copy of the Collaboration Agreement is attached hereto as EXHIBIT A.

         1.5. "COMPOUND MS-325" means EPIX's proprietary Blood Pool Magnetic Contrast Agent, having the following chemical name: Trisodium - [(2-(R) - [(4,4
- diphenylcyclonexyl) phosphonooxymethyl] - diethylenetriaminepentacetato)
(aquo), gadolinium (III)], together with any fragments, sub-units, modifications, formulations or derivatives thereof.

         1.6. "COST" or "COSTS" shall mean expenses incurred by the Parties, determined in a reasonable manner in accordance with GAAP. The Parties recognize that financial records of Schering are and shall continue to be maintained in accordance with international accounting standards rather than GAAP. The Collaboration Agreement provides that Schering will use reasonable commercial efforts to identify for EPIX material differences in the recognition of expenses under GAAP and international accounting standards, and in cases where there are material differences to use the GAAP method of recognition. The Collaboration Agreement does not require Schering to produce financial reports in accordance with GAAP if Schering does not keep such reports in accordance with GAAP as part of its normal accounting and financial reporting practices.


----------------------------

* Confidential information omitted and filed with the Commission.

         1.7. "COSTS OF GOODS SOLD" shall mean the aggregate of the following, determined in a reasonable manner in accordance with GAAP: (i) Costs incurred by Schering and EPIX relating to Compound MS-325 and Licensed Products for commercial distribution under the Manufacturing Agreement, and (ii) all direct and indirect manufacturing, packaging and labeling Costs incurred by Schering and EPIX, not included in (i) above, but specifically allowable to the production of Licensed Products including overhead Costs directly related to the manufacturing, packaging and labeling functions, and (iii) manufacturing variances attributable to charges of MKG only as more fully described below, but not including General and Administrative Expenses or any Costs related to idle capacity. Costs of Goods Sold shall not include royalties payable to MGH and other Third Parties in connection with Licensed Products or CMC Costs.

         The Collaboration Agreement provides that Schering's Costs of Goods Sold shall be based on Schering's Planned Costs calculated on a per unit basis, once per year. Schering's "Planned Costs" is defined in the Collaboration Agreement to mean the standard Costs established by Schering for its internal accounting system which is intended to materially comply with GAAP, consistently applied. The Collaboration Agreement provides that such Planned Costs shall be provided to EPIX at least thirty(30) days before the beginning of the calendar year in sufficient detail so as to enable EPIX to reasonably review them. The Collaboration Agreement also provides that except for Costs attributable to charges of MKG under the Manufacturing Agreement, Planned Costs shall not be reconciled with and adjusted to actual Costs, and any such variances from plan, shall be considered by Schering in setting the Planned Costs for the next calendar year.

         The Collaboration Agreement also provides that Schering shall reconcile and adjust Planned Costs to actual Costs for Costs of Goods Sold attributable only to charges of MKG under the Manufacturing Agreement as of the end of each calendar year, with the resulting variance being applied to the first Profit Payment and Royalty Payment due after the end of first quarter of the calendar year following the completion of the applicable calendar year. For the purpose of calculating Profit Payments pursuant to Section 7.6 of the Collaboration Agreement and Royalty Payments under Sections 7.7 and 7.8 of the Collaboration Agreement, reconciliation of Cost variances attributable to charges of MKG shall be allocated to the United States, EU, Japan, and elsewhere based on the number of units of the applicable Licensed Product sold in each respective portion of the Territory.

         The Collaboration Agreement further provides that in the event that Schering or an Affiliate of Schering becomes the manufacturer of Compound MS-325 and Licensed Products, EPIX and Schering shall negotiate in good faith Costs of Goods Sold allowable under a new manufacturing agreement between EPIX and Schering. EPIX and Schering have further agreed pursuant to the Collaboration Agreement that: (i) Schering will not manufacture Compound MS-325 and Licensed Products on terms less favorable than those provided by MKG; PROVIDED, THAT, if Schering becomes the manufacturer of Compound MS-325 and Licensed Products because MKG is unwilling or unable to manufacture Compound MS-325 and Licensed Products under the terms of the Manufacturing Agreement and Schering's Costs of manufacturing are higher than those of MKG, then the price to be charged by Schering shall reflect such higher Costs; and (ii) that the terms of the new agreement will take into consideration any CMC Costs paid or required to be paid by EPIX.

         The Collaboration Agreement also provides that CMC Costs incurred by Schering or a Schering Affiliate shall not be included in Costs of Goods Sold or Development Costs, and shall be borne solely by Schering or such Schering Affiliate, unless, to the extent permitted under the Manufacturing Agreement, Schering or such Schering Affiliate takes over manufacturing responsibilities due to the inability or unwillingness of MKG to manufacture all or part of the requirements of Schering of Compound MS-325 and related Licensed Products, in which case: (x) pursuant to the Collaboration Agreement, Schering has agreed to pursue all available legal remedies against MKG as a result of MKG's inability or unwillingness to perform under the Manufacturing Agreement; and (y) CMC Costs incurred by Schering or a Schering Affiliate shall be included in Development Costs (net of any recovery relating to CMC Costs from MKG pursuant to the Manufacturing Agreement).

         1.8. "DAIICHI RADIOISOTOPE LABORATORIES, LTD." or "DRL" means the Japanese corporation having its principal place of business at 17-10, Kyobashi 1-chome Chuo-Ku, Tokyo, 104 Japan.

         1.9. "DEVELOPMENT COSTS" shall mean all internal (direct and indirect) and Third Party expenses incurred by EPIX and Schering in the United States and the EU in connection with the Development Program, determined in a reasonable manner in accordance with GAAP. Such expenses include, but are not limited to
(i) direct labor (salaries, wages, incentive program Costs, awards and employee benefits but excluding any employee benefits associated with equity incentive plans); (ii) materials and supplies; (iii) allocated Costs for building space directly dedicated to the development of the Licensed Products (including rent, depreciation, amortization and maintenance) but excluding expenses relating to unused capacity, development of other products, and amortization of property, plant and equipment not directly related to development of Licensed Products in accordance with the Development Plan; (iv) Third Party contracts and consulting expenses incurred for services in connection with the Development Program; (v) allocated Costs for information technology directly dedicated to the development of the Licensed Products and (vi) travel and entertainment, telephone, recruiting, training (both internal and external), clinical trial insurance, software, personal computer equipment and support Costs and freight and delivery expenses. Such Costs shall not include General and Administrative Expenses or expenses incurred from departments that are not directly engaged in the development of the Licensed Products, including but not limited to, finance and procurement, corporate administration, legal (both external and internal expenses), human resources, business development and licensing, Sales and Marketing (as hereinafter defined in Section 1.38) except for Costs of pre-launch marketing activities incurred prior to the Launch Preparation Date as more fully described in Section 5.1.2 of the Collaboration Agreement, and investor relations.

         Development activities for which Development Costs are incurred include but are not limited to pre-clinical and clinical work (Phase I-IV trials (such Phase IV trials to be intended to support approval of an NDA, MAA or a supplement or amendment thereto, required as a condition of approval of an NDA, MAA or a supplement or amendment thereto, or required to support continued approval of an NDA, MAA or a supplement or amendment thereto)), regulatory filings, Cost of compound for pre-clinical and clinical work (Phase I-IV trials, as described above in this sentence), Costs of pre-launch marketing activities incurred prior to the Launch Preparation Date, and all Costs of Compound MS-325 related to regulatory filings in the United States and the EU. Development Costs shall not include CMC Costs unless EPIX or Schering is forced to take over such function from MKG at which time such Costs will be included by EPIX or Schering, as the case may be, in Development Costs. In the event that Schering or a Schering Affiliate becomes the manufacturer of Compound MS-325 and Licensed Products, CMC Costs incurred by Schering or a Schering Affiliate relating to Compound MS-325 and Licensed Products for use in the Development Program shall not be included in Development Costs, and shall be borne by Schering or such Schering Affiliate, unless Schering or such Schering Affiliate, in accordance with the terms of the Manufacturing Agreement, takes over manufacturing responsibilities due to the inability or unwillingness of MKG to manufacture all or part of the requirements of Schering of Compound MS-325 and Licensed Products, in which case: (x) pursuant to the Collaboration Agreement Schering has agreed to pursue all available legal remedies against MKG as a result of MKG's inability or unwillingness to perform under the Manufacturing Agreement; and (y) CMC Costs of Schering or a Schering Affiliate relating to Compound MS-325 and Licensed Products for use in the Development Program shall be included in Development Costs (net of any recovery from MKG relating to CMC Costs).

         1.10. "DEVELOPMENT PHASE" shall have the meaning set forth in the Collaboration Agreement.

         1.11. "DEVELOPMENT PROGRAM" shall have the meaning set forth in the Collaboration Agreement.

         1.12. "EFFECTIVE DATE" shall mean the date first written above.

         1.13. "EPIX PATENT RIGHTS" shall have the meaning set forth in the Collaboration Agreement.

         1.14. "EPIX TECHNOLOGY" shall have the meaning set forth in the Collaboration Agreement.

         1.15. "EU" shall mean the European Union, as it may be constituted from time to time.

         1.16. "EUROPE" shall mean the EU, all countries located wholly or partly on the continent of Europe that are not member states of the EU, Australia, New Zealand, South Africa, and Turkey.

         1.17. "FDA" shall mean the United States Food and Drug Administration.

         1.18. "FIELD" shall mean all indications comprehended by the definition of the term "Blood Pool Magnetic Resonance Contrast Agents" and magnetic resonance imaging.

         1.19. "FIRST COMMERCIAL SALE" of any Licensed Product shall mean the first sale for use or consumption by the general public of such Licensed Product in a country when such sale has been made with the required marketing and pricing approval granted by the governing health authority of such country.

         1.20. "GAAP" shall mean United States Generally Accepted Accounting Principles.

         1.21. "GENERAL AND ADMINISTRATIVE EXPENSES" shall mean all direct and indirect expenses incurred by Schering and EPIX in connection with departmental units that are not directly engaged in the development, manufacturing, or sales and marketing of Compound MS-325 and Licensed Products. General and Administrative Expenses shall include, but not be limited to, charges falling within the following groups, to the extent such charges are not related to the determination of Costs of Goods Sold based on the historical accounting practices of the party (i.e., either EPIX or Schering) seeking to claim the charge, consistently applied: finance, procurement, order entry, corporate administration, legal (both external and internal expenses), human resources, business development and licensing and investor relations. General and Administrative Expenses shall exclude the following groups of charges: clinical trial insurance Costs, facilities and information technology. Such expenses shall be determined in accordance with GAAP, consistently applied.

         1.22. "GROSS PROFITS" with respect to any Licensed Product shall mean Net Sales minus Costs of Goods Sold.

         1.23. "IND" shall mean an investigational new drug application or its equivalent filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in such country, with respect to the Licensed Products.

         1.24. "INDEMNITEE" shall have the meaning set forth in Section 7.5.

         1.25. "INDEMNITOR" shall have the meaning set forth in Section 7.5.

         1.26. "LICENSED PRODUCT" shall mean any product comprising Compound MS-325.

         1.27. "MAA" shall mean a marketing approval application filed with the appropriate regulatory authority in a country other than the United States, after completion of human clinical trials to obtain marketing approval for a Licensed Product in such country.

         1.28. "MAGNEVISt" shall mean the extracellular magnetic resonance product gadopentatate dimeglumine sold by Schering, for the United States market pursuant to NDA # NDA # 19-596.

         1.29. "MANUFACTURING AGREEMENT" shall have the meaning set forth in the recitals. A true and accurate copy of the Manufacturing Agreement is attached hereto as EXHIBIT B.

         1.30. "MGH LICENSE" shall have the meaning set forth in the recitals.

         1.31. "MGH PATENT RIGHTS" shall have the meaning set forth in the Collaboration Agreement.

         1.32. "MKG PATENT RIGHTS" shall mean any patent rights of MKG identified in EXHIBIT C, and such other patent rights of MKG that the Parties may mutually agree from time to time are necessary for or useful in the making, using or selling of Licensed Products in the Territory.

         1.33. "NDA" shall mean a new drug application filed with the FDA to obtain marketing approval for a Licensed Product in the United States.

         1.34. "NET SALE" shall mean the invoiced sales price per unit for each of the Licensed Products billed by a EPIX or Schering or their respective Affiliates, or any distributor of either who is not an Affiliate, or, to the extent permitted in Section 3.1.2 of the Collaboration Agreement, by permitted sublicensees of Schering to independent customers, less actual (a) credited allowances to such independent customers for such Licensed Products which were spoiled, damaged, out-dated or returned; (b) freight and insurance Costs charged to such customers; (c) quantity and promotional discounts actually allowed and taken; (d) sales, use, value added, and other taxes or governmental charges (such as customs duties) incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; (e) charge back payments and/or rebates or other fees provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (f) volume-related customer program Costs which are required by the customer and which are independent of Schering marketing initiatives. The transfer of any Licensed Product by Schering or EPIX or one of their respective Affiliates to another of their respective Affiliates shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section.

         EPIX and MKG recognize that (a) Schering's customers may include persons in the chain of commerce who enter into agreements with Schering as to price even though title to the Licensed Product does not pass directly from Schering to such customers, and even though payment for such Licensed Product is not made by such customers directly to Schering; and (b) in such cases, the Collaboration Agreement provides that chargebacks paid by Schering to or through a Third Party (such as a wholesaler) can be deducted by Schering from gross revenue in order to calculate Net Sales. Any deductions listed above which involve a payment by Schering shall be taken as a deduction against aggregate sales for the quarter in which the payment is made.

         The Collaboration Agreement provides that Net Sales will be accounted for in accordance with international accounting standards consistently applied. Pursuant to the Collaboration Agreement, Schering has agreed that in any instance where the calculation of Net Sales according to international accounting standards differs materially from GAAP such that the result of such calculation under international accounting standards would cause EPIX to improperly account for such revenue under GAAP, Schering will provide EPIX with any and all information requested by EPIX regarding the calculation of Net Sales to enable EPIX to comply with GAAP in recognizing revenue from such Net Sales.

         The Collaboration Agreement provides that, without obtaining the prior approval of EPIX (which approval shall not be unreasonably withheld), Schering will not sell a combination of products and/or services which include one or more Licensed Products, (i) for a single price, or (ii) on other terms of purchase not separately identifying a price per product. Schering has also agreed, under the Collaboration Agreement, that records of the deductions referred to above for each Licensed Product shall be maintained in a manner that allows audit of such deductions pursuant to Section 7.11 of the Collaboration Agreement.

         The Collaboration Agreement also provides that Schering will not offer customers discounted prices for any Licensed Product (i) for the purpose of inducing the customer to purchase other products or services of Schering without obtaining the prior approval of EPIX (such approval not to be unreasonably withheld) as to the fair apportionment of sales value to Licensed Product and any related Costs; or (ii) for reasons other than the good faith sale of a Licensed Product at a reasonable, mutually beneficial profit margin in view of the circumstances applicable to the relevant market.

         1.35. "OPERATING MARGIN" shall mean for a particular quarter, the aggregate Net Sales of, and any other revenues relating to, Licensed Products for such quarter including, without limitation, royalties and any other payments from sublicensees, less (i) Costs of Goods Sold, and (ii) Sales and Marketing Costs.

         1.36.    "PARTY" shall mean EPIX or MKG.

         1.37. "PATENT RIGHTS" shall mean MGH Patent Rights and EPIX Patent Rights, collectively.

         1.38. "PROGRAM" shall mean the collaboration between EPIX and MKG contemplated by this Agreement.

         1.39. "PROFIT PAYMENT" shall have the meaning set forth in Section 3.5.1(a).

         1.40. "PROMISSORY NOTE" shall have the meaning set forth in Section
2.7.

         1.41. "REGION" shall mean any one of the United States, Europe (as defined herein), Japan (if applicable) and the Rest of World.

         1.42. "REST OF WORLD" shall mean all countries of the world other than the United States, Europe (as defined herein) and Japan (if applicable).

         1.43. "ROYALTY PAYMENT" shall have the meaning set forth in Section 3.6.1.

         1.44. "SALES AND MARKETING COSTS" shall mean all direct and indirect Costs incurred by Schering and EPIX in connection with the sale and marketing of the Licensed Products, including but not limited to Costs charged to detailing and selling, advertising, and marketing and distribution, reasonably determined in accordance with GAAP. Such expenses include, but are not limited to: (i) direct labor (salaries, wages, commissions, incentive program Costs, awards and employee benefits but excluding any employee benefits associated with equity incentive plans); (ii) materials and supplies; (iii) allocated Costs for building space directly dedicated to the sales and marketing of the Licensed Products (including rent, depreciation, amortization and maintenance) but excluding expenses relating to unused capacity, sales and marketing of other products, and amortization of property, plant and equipment not directly related to sales and marketing of Licensed Products in accordance with the Annual Marketing Plan; (iv) allocated Costs for information technology directly dedicated to the sales and marketing of the Licensed Products; (v) Third Party consulting and contract service Costs, (vi) advertising, promotion, physician training Costs and Cost of grants, use taxes associated with distribution of samples and marketing materials; (vii) Costs of Phase IV trials not included in Development Costs (including product Costs), (viii) professional education programs and meeting Costs (POA, national sales meetings, etc.), (ix) samples of Licensed Products, travel and entertainment, fleet vehicle Costs, telephone, recruiting, training (both internal and external Costs), rental fieldforce Costs, software, personal computer equipment and support Costs, freight and delivery expenses, Costs of inventory management , billing (as included in distribution), drug safety, drug regulatory affairs, and inventory and accounts receivable carrying Costs specifically related to Licensed Products, provided, that, when the calculation of such carrying Costs (as more fully described in EXHIBIT E of the Collaboration Agreement) results in EPIX incurring the net carrying Costs Schering shall apply such net credit as a deduction from Sales and Marketing Costs; and (x) actual bad debts written off in connection with sales of each Licensed Product (net of any recoveries of amounts previously written off as bad debts for such Licensed Product). Such Costs shall not include General and Administrative Expenses or expenses incurred from departments that are not directly engaged in or supporting the efforts of the sales and marketing of the Licensed Products including but not limited to finance and procurement (including order entry), corporate administration, legal (both external and internal expenses), human resources, business development and licensing, research and development, and investor relations.

         Sales and Marketing Costs shall include the Costs of pre-launch promotional and educational programs expended after the Launch Preparation Date as described in Section 5.1.2 of the Collaboration Agreement, which shall be deducted from Operating Margin for the first calendar quarter following First Commercial Sale of the relevant Licensed Product. Sales and Marketing Costs chargeable by either Schering or EPIX shall be in accordance with the Annual Marketing Plan as more fully described in Section 5.1 of the Collaboration Agreement.

         Notwithstanding the above, pursuant to the Collaboration Agreement, Schering has agreed that with respect to charges directly related to sales volume (including but not limited to freight, billing, shipping and warehousing charges), the ratio of total Sales and Marketing Costs derived from such charges allowable under the Collaboration Agreement to Net Sales of Licensed Products by Schering shall not exceed the ratio of such Sales and Marketing Costs derived from such charges to Net Sales (when calculated using the definitions for Net Sales and Marketing Costs herein as applied to the Magnevist product) for Schering's Magnevist product. The relevant cost driver of each cost component (i.e. per unit Costs) will be used when considering this comparison, and may vary by Cost type. The Collaboration Agreement further provides that when Costs comparisons of Licensed Products are not equivalent to or less than those for Schering's Magnevist product for bona fide business reasons, EPIX and Schering shall agree on the proper ratio to be used.

         1.45. "SCHERING" shall have the meaning set forth in the recitals.

         1.46. [ * ] shall mean that certain [ * ]dated as of [ * ] between MKG and [ * ].

         1.47. "TERRITORY" shall mean the United States, Europe, and the Rest of World, but shall exclude Japan (subject to Section 2.2).

         1.48. "THIRD PARTY" shall mean any entity other than EPIX or Schering and their respective Affiliates.


          ARTICLE 2. LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS

         2.1. GRANT OF LICENSE RIGHTS BY EPIX TO MKG.

                  2.1.1 LICENSE GRANTS. EPIX hereby grants MKG a non-exclusive, worldwide, fully paid-up right and license under the Patent Rights and EPIX Technology for the sole purpose of permitting MKG to manufacture and supply Compound MS-325 and corresponding Licensed Products in accordance with the terms and conditions of the Manufacturing Agreement.

                  2.1.2. SUBLICENSES. MKG shall have the right to grant sublicenses under the licenses set forth in Section 2.1.1 hereof to Affiliates of MKG or, with the prior approval of EPIX (which shall not be unreasonably withheld), to such third party manufacturers as are fully qualified, have been approved by Schering and whose services are necessary for the performance by MKG of its obligations under the terms of the Manufacturing Agreement.

                  2.1.3. RESERVED RIGHTS OF MGH AND THE U.S. GOVERNMENT. MKG acknowledges that the license granted herein to the Patent Rights is dependent upon the rights and licenses obtained by EPIX under the MGH License and are subject to certain rights reserved to MGH and the United States Government in the MGH License, as set forth in the MGH License attached hereto as APPENDIX I. In the event that the MGH License is terminated due to EPIX's failure to comply with the due diligence obligations imposed on EPIX pursuant to Paragraph 3.1(b) of the MGH License or any other obligation therein, such failure shall constitute a material breach by EPIX and MKG may terminate this Agreement in accordance with Section 8.3.1 hereof.

                  2.1.4. RESERVED RIGHTS OF EPIX. Notwithstanding the rights granted to MKG pursuant to this Section 2.1, EPIX at all times reserves the right under the Patent Rights and the EPIX Technology to use Compound MS-325 or any other compound deriving in any manner therefrom for all research, development and commercial purposes throughout the world, and to make, use, offer for sale, sell, distribute for sale and import Compound MS-325 or any other compound deriving in any manner therefrom, subject only to the license rights granted to MKG


----------------------------

* Confidential information omitted and filed separately with the Commission.

pursuant to Section 2.1.1 and 2.1.2 above, and MKG's rights under and pursuant to the Manufacturing Agreement.

                  2.1.5. THIRD PARTY PATENT RIGHTS. In the event that MKG or EPIX, with MKG's consent (such consent not to be unreasonably withheld or delayed), determines that a license under a Third Party patent or other intellectual property right is necessary for the manufacture of Compound MS-325 by MKG as contemplated by this Agreement and the Manufacturing Agreement, and provided that EPIX is not in breach of any of its representations and warranties set forth in Section 6.1, the costs of obtaining such license will be the sole responsibility of MKG.

         2.2. GRANT OF LICENSE RIGHTS BY MKG TO EPIX. In the event that the rights under the MKG Patent Rights [ * ] granted by [ * ] to EPIX under the Collaboration Agreement terminate (in their entirety or in any particular Region) for any reason, then MKG shall hereby be deemed to grant to EPIX a non-exclusive, world-wide, fully paid-up right and license, including the right to grant sublicenses, under the MKG Patent Rights, and any know-how or technology developed by MKG and related thereto, for the sole purpose of permitting EPIX or a sublicensee of EPIX to research, develop, use, manufacture, offer for sale, sell, distribute and import Licensed Products; PROVIDED, THAT, if, [ * ].

         2.3 MKG THIRD PARTY AGREEMENT STEP-IN RIGHTS. The license granted under
Section 2.1.1 includes sublicenses of MGH technology existing on the Effective Date and licensed to EPIX under the MGH License. Any royalties payable to MGH pertaining to such MGH technology shall be paid by EPIX, and, if not so paid, may be paid by MKG and offset or deducted from any payments due (if any) from MKG to EPIX pursuant to this Agreement. If EPIX is notified of a breach or default under the MGH License that if uncured would enable MGH to render non-exclusive or terminate the license granted to EPIX under the MGH License, EPIX shall (i) give reasonable written notice thereof to MKG, (ii) shall immediately cure such default or breach within the cure period set forth in the MGH License and shall provide MKG with written confirmation thereof, and (iii) if EPIX is unable to cure such breach or default within the relevant cure period shall provide MKG with prompt written notice thereof and an opportunity to cure such default or breach within the relevant cure period. Any out-of-pocket sums expended by MKG in the exercise of its rights under this Section 2.3 may be deducted by MKG from any future sums due (if any) from MKG to EPIX pursuant to this Agreement.

         2.4. MANUFACTURING AND SUPPLY OF COMPOUND MS-325 AND LICENSED PRODUCTS.

                  2.4.1. MANUFACTURE AND SUPPLY BY MKG. Promptly after execution of this Agreement, MKG shall begin making preparations necessary to meet its obligations under the Manufacturing Agreement and shall comply with its obligations thereunder during the term of this Agreement.


----------------------------

* Confidential information omitted and filed with the Commission.

                  2.4.2. ASSISTANCE BY EPIX TO MKG FOR MANUFACTURING LICENSE. EPIX shall disclose to MKG, free of charge, all information related to the manufacture of any Licensed Products, and EPIX will cooperate with MKG to provide such technical assistance and characterization work as may be necessary in connection with the manufacture and production of any Licensed Products.

         2.5. COOPERATION BY MKG. MKG shall cooperate, and shall cause its employees, consultants and agents to cooperate, with EPIX and Schering to enable an orderly transition to EPIX of the clinical development responsibilities for Compound MS-325, such cooperation to include, to the extent legally permissible
(i) the assignment of all of MKG's right, title and interest in and transfer of possession and control to EPIX of the regulatory filings or approvals prepared, filed or received by MKG, (ii) transfer and delivery to EPIX of any and all documents containing data relating to preclinical or clinical trials of Compound MS-325, and its corresponding Licensed Products, and (iii) such additional activities as the Parties may agree. Within thirty (30) days after the execution of this Agreement, MKG and EPIX shall agree on the activities to be performed by MKG pursuant to this Section 2.5, together with a budget and timeline with respect to such activities.

         2.6. NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other Party, including items owned controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

         2.7. MKG CONSENT TO GRANT OF RIGHTS. MKG hereby acknowledges that the Collaboration Agreement is being executed and delivered on the date hereof and, in accordance with the terms of that certain letter agreement dated January 31, 2000 between EPIX and MKG, hereby consents to the terms and conditions of the Collaboration Agreement, and in particular, consents to the grant by EPIX to Schering of the rights in the intellectual property assets owned, controlled by or licensed to EPIX and described in the Collaboration Agreement for any and all purposes, including for purposes of the promissory note executed by EPIX in favor of MKG (the "Promissory Note") and that certain Security Agreement between EPIX and MKG, both dated October 31, 1999. MKG agrees to execute and deliver such additional agreements and documents, and to take such further actions as may be reasonably requested by EPIX to effect the foregoing consent.

                               ARTICLE 3. PAYMENTS

         3.1. FEE. EPIX shall pay to MKG an up-front fee of ten million and 00/100 U.S. dollars (U.S. $10,000,000.00). Such amount shall be due and payable by EPIX within ten (10) business days of the execution hereof, but in no event later than June 30, 2000 even if the foregoing date occurs less than ten (10) business days after the execution hereof. EPIX will not defer payment by Schering of the up-front license fee owed by Schering pursuant to Section 7.1 of the Collaboration Agreement or take any other voluntary action that prevents MKG from receiving the foregoing fee when such fee otherwise would have been received hereunder.

         3.2. MILESTONE PAYMENTS. EPIX shall make a payment of [ * ] or up to a total of [ * ], to MKG in connection with the achievement of each of the following milestones with respect to Compound MS-325: (i) [ * ] ; and (ii) [ * ]. Such amounts shall be due and payable by EPIX within thirty (30) days of the achievement of each milestone.

         3.3. DEVELOPMENT COSTS FOR THE PERIOD JANUARY 1, 2000 THROUGH EFFECTIVE DATE.

                  3.3.1. PROMISSORY NOTE. EPIX shall prepay to MKG that portion of the outstanding Promissory Note that is equal to the increase in the Promissory Note attributable to EPIX's share of the Development Costs (as defined in this Agreement prior to its amendment and restatement) incurred on or after January 1, 2000 except that any costs included in the Promissory Note attributable to CMC Costs and other manufacturing costs incurred after January 1, 2000 shall be deducted from such prepayment and forgiven by MKG. MKG will submit to EPIX, within thirty (30) days of the Effective Date an accounting with all supporting detail of such CMC Costs and other manufacturing costs incurred after January 1, 2000 necessary to enable EPIX to accurately calculate the amount of prepayment and forgiveness of the Promissory Note. Such prepayment shall be due and payable within thirty (30) days after EPIX's receipt of such detailed accounting, subject to review and verification by EPIX. MKG also agrees that, notwithstanding anything to the contrary contained in Section 5(a) of the Note, or any other provision set forth herein, the outstanding principal balance and accrued interest under the Note shall be due and payable on October 1, 2002, and the Promissory Note shall remain enforceable otherwise in accordance with its existing terms and conditions.

                  3.3.2. MKG SHARE OF DEVELOPMENT COSTS. EPIX shall pay to MKG MKG's share of development costs (as defined in this Agreement prior to its amendment and restatement) incurred by MKG between January 1, 2000 and the effective date of this Agreement, except that MKG's share of such development costs shall exclude all CMC Costs and all Costs incurred by MKG for other manufacturing activities. Within thirty (30) days of the Effective Date, MKG will provide EPIX an accounting with all supporting detail of such development costs incurred necessary to enable EPIX to submit such development costs to Schering for reimbursement under the Collaboration Agreement. Such amounts shall be due and payable by EPIX within thirty (30) days of EPIX's receipt from MKG of such detailed development cost information, subject to review and verification by EPIX of such development costs.

         3.4. DEVELOPMENT COSTS INCURRED BY MKG AFTER THE EFFECTIVE DATE. Pursuant to Section 2.5, MKG and EPIX shall agree on the activities to be performed by MKG during the transition period to EPIX of the clinical development responsibilities for Compound MS-325. MKG will provide EPIX with a detailed budget for such activities as agreed to by the parties

---------------------
* Confidential information omitted and filed separately with the Commission.

within thirty (30) days of the Effective Date of this Agreement. Within thirty
(30) days after the end of each month that MKG continues to incur development expenses pursuant to the transition period, MKG will submit an invoice to EPIX for such costs incurred during the prior month. Each invoice shall include all detailed support for the charges included on the invoice, including but not limited to copies of Third Party invoices paid by MKG and the respective MKG checks, time records and other documents supporting the costs incurred by MKG. EPIX will pay such invoices within thirty (30) days of receipt of invoices with complete supporting documentation, subject to review and verification by EPIX of such invoices.

         3.5.     SHARE OF OPERATING MARGIN IN THE UNITED STATES.

                  3.5.1    SHARE OF OPERATING MARGIN IN THE UNITED STATES.

                  (a) Commencing upon the First Commercial Sale of a Licensed Product in the United States and continuing until the expiration or termination of Schering's payment obligations under the Collaboration Agreement with respect to Licensed Products (or, if the Collaboration Agreement is terminated and EPIX enters into a strategic collaboration agreement with a Third Party for the commercialization of the Licensed Product, then upon the expiration or termination of such Third Party's payment obligations), EPIX agrees to pay MKG [ * ] of the Operating Margin derived from sales of Licensed Product in the United States. It is also the intent of EPIX and MKG that, should there be no distributable Operating Margin in any given quarter but instead losses for that quarter, no amounts shall be paid to MKG for such quarter. The payments to MKG by EPIX (each such payment hereinafter referred to as a "Profit Payment") shall be payable quarterly in United States dollars upon the later of: (i) thirty (30) days after the close of each calendar quarter, or (ii) fifteen (15) days from EPIX's receipt from Schering of the Operating Margin distribution, for payment to MKG, pursuant to Section 7.6.1 of the Collaboration Agreement. Such Profit Payment shall be made on the basis of actual results for the first two months of such calendar quarter and forecasted results for the third month of such calendar quarter, subject to adjustment in accordance with the reconciliation and audit provisions set forth below.

                  (b) At the time of the Profit Payment, EPIX shall provide MKG with a report containing the following information (as provided to EPIX by Schering under Section 7.6.1 of the Collaboration Agreement), on a monthly basis, for the applicable quarter for the United States: (i) Net Sales and units of Licensed Products sold; (ii) any other revenues relating to the Licensed Products in the United States, including but not limited to royalties and any other payments from sublicensees;
         (iii) the Costs of Goods Sold for the reporting period for sales of Licensed Products relating to the United States; (iv) the Sales and Marketing Costs for the United States for the reporting period; and (v) the Profit Payment payable for such period. EPIX shall make adjustments in Profit Payments previously made resulting from variations between forecasted results and actual results

---------------------
* Confidential information omitted and filed with the Commission.

          for the third month of such quarter (as calculated by Schering and reported to EPIX under the Collaboration Agreement) as part of the determination of the Profit Payment due to EPIX for the subsequent quarter. Under the Collaboration Agreement, Schering has agreed to keep complete and accurate records in sufficient detail to properly reflect all Net Sales, Costs of Goods Sold and Sales and Marketing Costs (as set forth in Section 7.6.1 of the Collaboration Agreement), and to enable the Profit Payments payable hereunder to be determined by EPIX. EPIX shall keep such records as they relate to the determination of Profit Payments that it receives from Schering (pursuant to Section 7.6.1 of the Collaboration Agreement), and, except for Sales and Marketing Costs incurred by EPIX and included in the determination of Profit Payments, EPIX shall not be responsible for maintaining any other records that relate to such Profit Payments payable to MKG hereunder.

         3.5.2 FORECASTS. Upon the reasonable request of MKG during the term of this Agreement, EPIX will provide MKG with forecasts of sales of Licensed Products for the United States as provided to EPIX by Schering in accordance with the routine budget and forecasting cycle of Schering's United States Affiliate Berlex Laboratories, Inc.

3.6.     SHARE OF GROSS PROFITS OUTSIDE THE UNITED STATES; PAYMENTS AND REPORTS.

         3.6.1 Commencing upon the First Commercial Sale of a Licensed Product in any country of the Territory other than the United States and continuing until the expiration or termination of Schering's payment obligations under the Collaboration Agreement with respect to Licensed Products (or, if the Collaboration Agreement is terminated and EPIX enters into a strategic collaboration agreement with a Third Party for the commercialization of the Licensed Product, then upon the expiration or termination of such Third Party's payment obligations), EPIX agrees to pay MKG [ * ] of the royalties on annual Gross Profits received by EPIX from Schering pursuant to Sections 7.7 and 7.8 of the Collaboration Agreement (each such payment hereinafter referred to as a "Royalty Payment").

         3.6.2 Upon the later of: (i) seventy-five (75) days after the close of each calendar quarter, or (ii) fifteen (15) days from EPIX's receipt from Schering of the royalty on annual Gross Profits pursuant to Sections 7.7 and 7.8 of the Collaboration Agreement, EPIX shall pay to MKG the Royalty Payment. At the time of the Royalty Payment, EPIX shall provide MKG with a report containing the following information (as provided to EPIX by Schering under Sections 7.7.3 and 7.8.1 of the Collaboration Agreement), on a monthly basis, for the applicable quarter: (i) Net Sales and units of Licensed Products sold; (ii) the Costs of Goods Sold for the reporting period for sales of Licensed Products;
(iii) the applicable royalty rate; and (iv) the Royalty Payment payable for such period. Pursuant to the Collaboration Agreement, Schering has agreed to keep complete and accurate records in sufficient detail to enable the Royalty Payments payable hereunder to be determined by EPIX pursuant to Sections 7.7.3 and 7.8.1 of the Collaboration Agreement. EPIX shall keep such records as they relate to the determination of

---------------------
* Confidential information omitted and filed with the Commission.

Royalty Payments that it receives from Schering (pursuant to Sections 7.7.3 and 7.8.1 of the Collaboration Agreement), and shall not be responsible for maintaining any other records that relate to such Royalty Payments payable to MKG hereunder. Upon the reasonable request of MKG during the term of this Agreement, EPIX shall provide MKG with forecasts of sales of Licensed Product outside the United States as provided to EPIX by Schering, in accordance with Schering's routine budget and forecasting schedule.

         3.7.     CURRENCY CONVERSION.

                  3.7.1. Payments by EPIX to MKG under this Agreement shall be made in United States dollars.

                  3.7.2. Currency conversion for payments from Schering to EPIX under the Collaboration Agreement shall be conducted as provided in this Section
3.7.2. The calculation of payments which refer to Net Sales in countries other than United States shall be based upon EURO and converted into United States dollars. Therefore, where payments are based upon Net Sales in countries other than the United States and the member states of the European Currency Union, the amount of such Net Sales expressed in the currency of such country shall be converted into EURO at the exchange rate in effect on the last business day of the applicable calendar quarter. The applicable exchange rate shall be the EURO Foreign Exchange Reference Rate published by the European Central Bank, Frankfurt / Main. If no EURO Foreign Exchange Reference Rate is determined for the relevant currency, the Parties shall agree upon another reference rate. Finally, the payable EURO amount shall be converted into US dollars at the EURO Foreign Exchange Reference Rate published by the European Central Bank, Frankfurt / Main, on the last business day of the applicable calendar quarter.

         3.8.     RECORDS; AUDIT RIGHTS; DISPUTES.

                  3.8.1.   RECORDS OF REVENUES AND EXPENSES; AUDIT RIGHTS.

                           (a) Pursuant to Section 7.11.1 of the Collaboration
                  Agreement, Schering has agreed to maintain complete and accurate records which are relevant to revenues, costs, expenses and payments on a country-by-country basis, and such records shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination by EPIX, as further described in the Collaboration Agreement. EPIX agrees, that upon the reasonable request of MKG, EPIX will exercise its right to audit Schering's records in accordance with and subject to the terms and conditions of the Collaboration Agreement. In the event that the Collaboration Agreement is terminated and EPIX enters into a strategic collaboration agreement with a Third Party for the commercialization of the Licensed Product, EPIX agrees to use reasonable commercial efforts to negotiate audit rights with such third party which are substantially similar to the audit rights described herein.

                           (b) Upon the written request of MKG, EPIX shall
                  permit an independent public accountant selected by MKG and acceptable to EPIX, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of EPIX as may be reasonably necessary to verify EPIX's compliance with the requirements of Sections 3.5 and 3.6 hereof in respect of any calendar year ending not more than twelve (12) months prior to the date of such request. In that regard, EPIX shall obtain and make available for inspection by such independent public accountant such records of EPIX (including those records provided by Schering pursuant to the Collaboration Agreement) as may be reasonably necessary to determine that EPIX is making the proper Profit Payment and/or Royalty Payment to MKG pursuant to Sections 3.5 and 3.6 hereof. All such verifications shall be conducted at MKG's expense and not more than once in each calendar year. In the event that the independent public accountant concludes that adjustments should be made in MKG's favor with respect to such period, then any appropriate payments shall be paid by EPIX within thirty (30) days of the date MKG delivers to EPIX the written conclusions of such independent public account so concluding, unless EPIX shall provide written notice to MKG within such thirty (30) day period of the nature of its disagreement with such written report. The fees charged by such independent accountant shall be paid by MKG unless the audit discloses that adjustments for the period are greater than ten percent (10%) in which case EPIX shall pay the reasonable fees and expenses charged by such representative.

                           (c) MKG agrees that all information subject to review
                  under this Section 3.8.1 is confidential and that it shall cause its employees and representatives and the independent public accountant to retain all such information in confidence in accordance with the requirements of Article 5 below.

                  3.8.2. RESOLUTIONS OF PAYMENT DISPUTES. Except as set forth in this Section 3.8.2, the provisions of Section 9.6 shall not be applicable to disputes described in this Section 3.8.2. If there is a dispute between the Parties following any audit performed pursuant to Section 3.8.1 (an "Audit Disagreement") (i) within thirty (30) business days of the identification of the Audit Dispute and notice thereof to the other Party, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement; (ii) the Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert; (iii) the independent expert shall render a decision on the matter as soon as practicable; (iv) the decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, material breach of this Agreement or construction or interpretation of any of the terms and conditions thereof, which Audit Disagreements shall be resolved as set forth in Section 9.6.; and (v) all fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party initiating the audit, unless an underpayment of ten percent (10%) or more is identified by such auditor, in which case such costs shall be borne by the Party that was the subject of the audit.

                        ARTICLE 4. INTELLECTUAL PROPERTY

         4.1.     FILING, PROSECUTION AND MAINTENANCE OF MGH PATENT RIGHTS.

                  4.1.1. RESPONSIBILITY AND COSTS. EPIX shall, in coordination with MGH, be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in MGH Patent Rights in the Territory, keeping MKG informed. All Costs incurred by EPIX for the preparation, filing, prosecution and maintenance of all patents and patent applications included in MGH Patent Rights in the Territory shall be the responsibility of EPIX. EPIX shall keep MKG reasonably apprised of actions taken by EPIX and MGH pursuant to this Section 4.1.1 and related decisions of government agencies.

                  4.1.2. ABANDONMENT. If MGH notifies EPIX of its intention to abandon the prosecution of any patent applications under the MGH Patent Rights or of its intention to refrain from making any payment or taking any other action necessary to obtain or maintain a patent under the MGH Patent Rights, EPIX will thereafter, at its expense, take all action necessary or appropriate to prosecute and/or maintain such MGH Patent Rights in the Territory.

         4.2.     FILING, PROSECUTION AND MAINTENANCE OF EPIX PATENT RIGHTS.

                  4.2.1. PROSECUTION AND MAINTENANCE. EPIX shall be responsible for filing, prosecution and maintenance of the EPIX Patent Rights in the Territory in its own name and at its own expense, keeping MKG informed.

                  4.2.2. ABANDONMENT; FAILURE TO PAY. EPIX agrees that it will not abandon the prosecution of any commercially viable patent application included within the EPIX Patent Rights except in favor of another patent filing of EPIX which has substantially the same coverage, nor shall it fail to make any payment or fail to take any other action necessary to maintain a commercially viable patent under the EPIX Patent Rights.

         4.3. NOTICE OF INFRINGEMENT. MKG shall inform EPIX promptly in writing of any alleged infringement by a Third Party of the Patent Rights licensed hereunder to MKG in the Territory of which it shall have knowledge and provide any available evidence of such infringement to EPIX. In any infringement action instituted by EPIX, Schering, MGH or any other permitted party to enforce the Patent Rights, MKG shall cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. In such event, the costs of prosecuting such infringement will be considered Development Costs under the Collaboration Agreement if incurred during the Development Phase and Costs of Goods Sold if incurred thereafter. Any damages or recoveries derived from such action will, after sharing with MGH as provided in the MGH License, be treated as Net Sales.

         4.4. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party. In any declaratory judgment action described in this
Section 4.4, MKG and EPIX shall cooperate in all respects at the request of the other Party and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

         4.5.     FILING, PROSECUTION AND MAINTENANCE OF THE MKG PATENT RIGHTS.

                  4.5.1. MAINTENANCE OF MKG PATENT RIGHTS. MKG shall be responsible for maintenance of the MKG Patent Rights at its own expense, keeping EPIX informed.

                  4.5.2. ABANDONMENT; FAILURE TO PAY. MKG agrees that it will not abandon the prosecution of any patent application included within the MKG Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain any patent under the MKG Patent Rights. Further, MKG covenants to make all payments with respect to and to perform all obligations under the [ * ] to the extent necessary to ensure that the [ * ] and all of MKG's rights thereunder will remain in full force and effect.

                  4.5.3. INFRINGEMENT BY OTHERS. EPIX and MKG shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the MKG Patent Rights of which they become aware, and shall consider the action to be taken. In the event that the Parties determine to prosecute the said infringement, the Parties will mutually agree which Party shall do so using counsel approved by the other Party, such consent not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the Parties without the consent of the other Party, such consent not to be unreasonably withheld or delayed. In such event, the costs of prosecuting such infringement will be considered Development Costs under the Collaboration Agreement if incurred during the Development Phase and Costs of Goods Sold if incurred thereafter. Any damages or recoveries derived from such action will be treated as Net Sales.

                  4.5.4. COOPERATION IN INFRINGEMENT ACTIONS. In any infringement suit instituted to enforce the MKG Patent Rights pursuant to this Agreement, each Party shall cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

                  4.5.5. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the MKG Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Parties shall mutually determine which Party will defend said action using counsel approved by the other Party, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the action may be entered

---------------------
* Confidential information omitted and filed with the Commission.

into by either of the Parties without the consent of the other Party, such consent not to be unreasonably withheld or delayed.

         4.6. COOPERATION. Each Party shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives), its employees, agents or consultants (at the former Party's reasonable expense) to the extent reasonably necessary or appropriate to enable the appropriate Party to file, prosecute, maintain and enforce patent applications and resulting patents as set forth in this Article 4 for periods of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

                           ARTICLE 5. CONFIDENTIALITY

         5.1.     NONDISCLOSURE OBLIGATIONS.

                  5.1.1. GENERAL. Except as otherwise provided in this Article 5, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other Party resulting from or related to the development of Compound MS-325 and the Licensed Product and (ii) all information and data not described in clause (i) but supplied by the other Party under this Agreement marked "Confidential." For purposes of this Article 5, information and data described in clause (i) or (ii) shall be referred to as "Information."

                  5.1.2. LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this
Section 5.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential. By way of example but not limitation, MKG hereby agrees that EPIX may disclose Information to Schering on the condition that Schering agrees to keep the Information confidential for the same time periods and to the same extent as EPIX is required to keep the Information confidential hereunder. In addition a Party or its Affiliates or sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, Compound MS-325 and corresponding Licensed Products. The obligation not to disclose Information shall not apply to any part of such Information that:
(i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or those of its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, PROVIDED such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iii) can be shown by competent evidence, prior to disclosure under this Agreement, to already have been in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or
(v) is disclosed by the receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving Party notifies the other Party immediately upon receipt thereof so that such other Party (with the cooperation of the receiving Party) can seek a protective order or other order limiting or preventing disclosure and provided further that the disclosing Party furnishes only that portion of the Information which it is advised by counsel is legally required under the circumstances.

         5.2. SAMPLES. Samples of Compound MS-325 or its corresponding Licensed Products provided by either Party pursuant to this Agreement shall not be supplied or sent by either Party to any Third Party, other than to regulatory agencies, except pursuant to a written agreement between the Parties.

         5.3. TERMS OF THIS AGREEMENT. Except as provided in Section 5.4 hereof, EPIX and MKG each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by applicable law; provided, that, MKG hereby agrees that EPIX may share the terms and conditions of this Agreement with Schering. If either Party determines that it is required to file this Agreement with the Securities and Exchange Commission or other governmental agency for any reason, such Party shall request confidential treatment of such portions of this Agreement as the Parties shall together determine is appropriate. Notwithstanding the foregoing, prior to execution of this Agreement, EPIX and MKG have agreed upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and EPIX and MKG may disclose such information, as modified by mutual agreement from time to time, without the other Party's consent as may be necessary from time to time.

         5.4.     PUBLICATIONS.

                  5.4.1. PROCEDURE. Each Party recognizes the mutual interest in obtaining patent protection for inventions which arise under this Agreement. In the event that either Party, its employees or consultants or any other Third Party under contract to such Party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such Party shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication.

                  5.4.2. DELAY. If the Reviewing Party requests a delay as described in Section 5.4.1(b), the proposed publication shall not be submitted until the Parties have agreed to appropriate modification. In such instance, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. If the Reviewing Party requests that information be maintained as a trade secret, the proposed publication shall not be disclosed until such information is deleted therefrom.

                  5.4.3. RESOLUTION. Upon the receipt of written approval of the Reviewing Party, the Publishing Party may proceed with the written publication or the oral presentation.

         5.5. INJUNCTIVE RELIEF. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 5 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief or other equitable relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 5, in addition to any monetary damages to which a Party may be entitled.

                    ARTICLE 6. REPRESENTATIONS AND WARRANTIES

         6.1      EPIX represents and warrants to MKG that:

                  (i) as of the Effective Date the MGH License is in full force and effect; prior to the Effective Date EPIX has provided MKG with an accurate and complete copy of the MGH License, including all amendments thereto and documents incorporated therein by reference;

                  (ii) as of the Effective Date, EPIX has not received any notice from MGH that EPIX is in breach of the MGH License;

                  (iii) during the term of the Agreement, EPIX will not amend the MGH License in a manner that materially and adversely affects MKG's rights or obligations under this Agreement without the prior written consent of MKG, such consent not to be unreasonably withheld or delayed;

                  (iv) during the term of this Agreement, EPIX will make all payments and perform all obligations required by the MGH License when due;

                  (v) nothing in this Agreement shall be construed as a warranty or representation by EPIX as to the validity or scope of any EPIX Technology or Patent Rights or that the exercise of the Patent Rights will not infringe upon the rights of any Third Party;

                  (vi) EXHIBITS B and D of the Collaboration Agreement list all Patent Rights owned or controlled by EPIX which are relevant to the manufacture of Compound MS-325 and its corresponding Licensed Products in the Territory as of the Effective Date. To EPIX's actual knowledge, each of the Patent Rights set forth on EXHIBIT B and D of the Collaboration Agreement is properly issued and is not invalid for reasons of fraud or inequitable conduct and EPIX is not aware of any facts or circumstances that would form the basis for a determination that any of such patents are invalid due to obviousness, overbreadth or for any other reason;

                  (vii) to its actual knowledge, EPIX has all Third Party licenses or other rights to patents or intellectual property that are required to perform its obligations as contemplated hereunder;

                  (viii) as of the Effective Date, EPIX has not received any notices of infringement of Third Party patent rights by the manufacture, use or sale of Compound MS-325 or its corresponding Licensed Products;

                  (ix) as of the Effective Date, EPIX has made available to MKG all information in EPIX's possession, under EPIX's control, or of which it is aware, concerning safety, efficacy, side effects, or toxicity of Compound MS-325 and its corresponding Licensed Products, associated with any clinical use, studies, investigations, or tests of Compound MS-325 and its corresponding Licensed Products (animal or human), whether or not determined to be attributable to Compound MS-325 or its corresponding Licensed Products;

                  (x) EPIX has conducted or has caused its contractors or consultants to conduct and will in the future conduct, the preclinical and clinical studies of Compound MS-325 and its corresponding Licensed Products, in all material respects in accordance with applicable United States law, published standards of the FDA and EMEA, and regulatory standards applicable to the conduct of studies in the United States and the EU, including without limitation, for the United States, good laboratories practices regulations, good manufacturing practices regulations, and good clinical practices guidelines; and

                  (xi) EPIX has not employed (and, to its actual knowledge, has not used a contractor or consultant that has employed) and in the future, to its actual knowledge, will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the actual knowledge of EPIX, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the preclinical or clinical studies of Compound MS-325 or its corresponding Licensed Products.

         6.2. MKG represents and warrants to EPIX that:

                  (i) The [ * ] is in full force and effect as of the effective date of this Agreement and, to its actual knowledge and not based on any investigation or inquiry, the [ * ] is valid and enforceable;

                  (ii) EXHIBIT C lists all of the MKG Patent Rights owned or controlled by MKG which are relevant to the manufacture, use and sale of Compound MS-325 and its corresponding Licensed Products in the Territory as of the Effective Date. To MKG's actual knowledge, each of the MKG Patent Rights set forth on EXHIBIT C is properly issued and is not invalid for reasons of fraud or inequitable conduct and MKG is not aware of any facts or circumstances that would form the basis for a determination that any of such patents are invalid due to obviousness, overbreadth or for any other reason; and

                  (iii) to its actual knowledge, MKG has all Third Party licenses or other rights to patents or intellectual property that are required to perform its obligations under the Manufacturing Agreement.

                              ARTICLE 7. INDEMNITY

         7.1. MKG INDEMNITY OBLIGATIONS. Subject to the provisions of Section 7.3, MKG agrees to defend, indemnify and hold EPIX, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages arising from claims asserted by a Third Party against EPIX, its Affiliates or their respective directors, officers, employees or agents arising in connection with or as a result of: (a) actual or asserted violations of any applicable law or regulation by MKG, its Affiliates, sublicensees, Third Party manufacturers or agents by virtue of which the Licensed Products manufactured by or on behalf of MKG shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to a recall ordered by a governmental agency, or required by a confirmed failure, of Licensed Products to the extent caused by any act or omission to act by MKG, its Affiliates, sublicensees, Third Party manufacturers or agents in connection with the manufacture of Licensed Products; or (c) any negligent or willful or intentional act or omission to act by MKG, its Affiliates, sublicensees, Third Party manufacturers or agents in any manner in connection with performance hereunder.

         7.2. EPIX INDEMNITY OBLIGATIONS. Subject to the provisions of Section 7.3, EPIX agrees to defend, indemnify and hold MKG, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages arising from claims asserted by a Third Party against MKG, its Affiliates or their respective directors, officers, employees or agents arising in connection with or as a result of: (a) actual or asserted violations of any applicable law or regulation by EPIX, its Affiliates, licensees, sublicensees or Third Party manufacturers, if any, by virtue of which the Licensed Products manufactured, distributed or sold by EPIX shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise

---------------------
* Confidential information omitted and filed with the Commission.

not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to a recall ordered by a governmental agency, or required by a confirmed failure, or Licensed Products to the extent caused by any act or omission to act by EPIX or its Affiliates, licensees, sublicensees, Third Party manufacturers or agents in connection with the manufacture, distribution or sale of Licensed Products, or (c) any negligent or willful or intentional act or omission to act by EPIX, its Affiliates, licensees, sublicensees, Third Party manufacturers or agents in any manner in connection with performance hereunder.

         7.3. PRODUCT LIABILITY. MKG and EPIX understand and agree that, because of the nature of the collaborative effort set forth in this Agreement, should any Third Party claims be asserted against either or both of them or any of their Affiliates that are in the nature of product liability claims, the Parties will cooperate to ensure that such claims are defended, settled and compromised in a manner that best protects the interests of both Parties hereunder. Unless and until the other Party can demonstrate otherwise (which it may do by a preponderance of competent evidence), it shall be presumed that as between EPIX and MKG any Third Party claims relating to toxicology shall primarily be the responsibility and liability of EPIX to defend and any Third Party claims relating to the manufacture of Licensed Products shall primarily be the responsibility and liability of MKG to defend. The Party presumed responsible for defending such claim shall select counsel to defend any such claim, subject to the approval of the other Party (such approval not to be unreasonably withheld or delayed), and will have the daily responsibility for managing the defense of such claim, keeping the other Party informed of any developments, issues or decisions that arise as a consequence of such claim. The Parties shall procure and maintain product liability insurance with responsible carriers in such amounts and with such coverages and deductibles as the Parties may deem appropriate under the circumstances.

         7.4. CONTRIBUTION. Notwithstanding any other provision of this Article 7, to the extent it is possible to determine with accuracy, each Party shall only be responsible hereunder for and shall only have the duty to indemnify and hold harmless the other Party hereunder (as applicable) for that portion of any loss, cost, damages or expense attributable to its acts or omissions to act. In the event there is any dispute between the Parties concerning their relative proportion of responsibility with respect to any Third Party claim the Parties shall attempt to resolve such dispute within sixty (60) days of the date it arises but, if they are unable to do so, the matter shall be referred to arbitration for resolution pursuant to Section 9.6.2.

         7.5. PROCEDURE. A Party or any of its Affiliates (the "Indemnitee") that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and in connection therewith shall provide the Indemnitor with all available documents and other information relating to the claim for indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor, in the opinion of an independent counsel chosen by the Parties, which counsel has not represented either Party, would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. An Indemnitee shall not be entitled to indemnification under this Article 7 if any settlement or compromise of a claim is effected by the Indemnitee without the consent of the Indenmitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indenmitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7. The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. Any Costs paid by an Indemnitor shall be without prejudice to the Indemnitor's right to contest the Indemnitee's right to be indemnified, and subject to refund in the event that the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

                      ARTICLE 8. EXPIRATION AND TERMINATION

         8.1.     THE RESEARCH PHASE AND THE DEVELOPMENT PHASE.

                  8.1.1. TERMINATION OF THE RESEARCH PHASE AND THE DEVELOPMENT PHASE. As of the Effective Date of this Agreement, as between MKG and EPIX, the Research Phase and the Development Phase (each as defined in the Strategic Collaboration Agreement prior to its amendment and restatement) are terminated. The notice dated February 28, 2000 and provided to MKG pursuant to Section 2.2. of the Strategic Collaboration Agreement (prior to its amendment and restatement) is void and of no further effect.

                  8.1.2. EXISTING OBLIGATIONS. The expiration or termination of the Development Phase or the Research Phase or the Research Program (each as defined in the Strategic Collaboration Agreement prior to its amendment and restatement) with respect to any compound shall not relieve the Parties of any obligation that accrued with respect thereto prior to such expiration or termination.

         8.2. EXPIRATION OF THIS AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 8, this Agreement shall remain in effect for so long as Licensed Products are being sold anywhere in the Territory.

         8.3.     TERMINATION OF THIS AGREEMENT.

                  8.3.1. TERMINATION BY EITHER PARTY. This Agreement may be terminated by either Party upon thirty (30) days notice (i) by reason of a material breach (other than as provided in clauses (ii) or (iii) below) if the breaching Party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching Party, (ii) if the other Party fails to make any payment of any kind as and when due in accordance with the terms and procedures set forth herein and such failure is not remedied within thirty (30) days after written notice thereof by the nonbreaching party, or (iii) upon bankruptcy, insolvency, dissolution or winding up of the other Party, except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

                  8.3.2. TERMINATION OF MANUFACTURING AGREEMENT. This Agreement shall terminate automatically upon the termination of the Manufacturing Agreement if such termination occurs prior to receipt of the approval for marketing and sale of Compound MS-325 and/or its corresponding Licensed Products in the United States and if such termination is a result of MKG's breach of its obligations thereunder.

         8.4.     EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

                  8.4.1. EXISTING OBLIGATIONS. The expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

                  8.4.2. EFFECT OF TERMINATION BY EPIX. Upon the termination of this Agreement by EPIX pursuant to Section 8.3.1 or pursuant to Section 8.3.2 above (i) all licenses and rights granted to MKG hereunder shall terminate, but all licenses granted or deemed to be granted to EPIX hereunder shall survive and
(ii) except as otherwise expressly provided in the Manufacturing Agreement, MKG will immediately cease to manufacture Compound MS-325 and/or any corresponding Licensed Products.

                  8.4.3. EFFECT OF TERMINATION BY MKG. Upon the termination of this Agreement by MKG pursuant to Section 8.3.1 above, all licenses and rights granted to EPIX hereunder shall terminate, but the licenses granted hereunder to MKG shall survive.

                  8.5. SURVIVAL. The provisions of Section 2.1 (if and to the extent Section 8.4.3 applies), Section 2.3 (if and to the extent Section 8.4.3 applies), Articles 3 (with respect only to payments accrued at the time of expiration or termination but not yet paid and any audit rights or dispute resolution procedures applicable thereto and as set forth in Sections 3.8.1 and 3.8.2), 4, 5, 6 (only with respect to representations and warranties of EPIX in the event of termination by MKG pursuant to Section 8.3.1, and only with respect to representations and warranties of MKG in the event of termination by EPIX pursuant to Section 8.3.1) and 7, Sections 8.1.2, 8.4.1, 8.4.2, 8.4.3, this
Section 8.5 and Section 9.10 shall survive the expiration or termination of this Agreement.

                            ARTICLE 9. MISCELLANEOUS

         9.1. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; PROVIDED, HOWEVER, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         9.2. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; PROVIDED, HOWEVER, that either EPIX or MKG may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party (which shall include, in the case of MKG, a sale of substantially all of the assets of MKG's Medical Imaging division); PROVIDED, HOWEVER, that such Party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         9.3. SEVERABILITY. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         9.4. NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to EPIX:                EPIX Medical, Inc.
                           71 Rogers Street
                           Cambridge, Massachusetts 02142-1118
                           Attention:       President
                           Telephone:       1-617-250-6000
                           Facsimile:       1-617-250-6031

with a copy to:            Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

                           One Financial Center
                           Boston, Massachusetts 02111
                           Attention:       William T. Whelan, Esq.
                           Telephone:       1-617-542-6000
                           Facsimile:       1-617-542-2241

If to MKG:                 Mallinckrodt Inc.
                           675 McDonnell Boulevard
                           Hazelwood, Missouri 63042
                           Attention:       President, Imaging Group
                           Telephone:       1-314-654-8221
                           Facsimile:       1-314-654-3107

with a copy to:            Mallinckrodt Inc.
                           675 McDonnell Boulevard
                           Hazelwood, Missouri 63042
                           Attention:       Vice President and General Counsel
                           Telephone:       1-314-654-5240
                           Facsimile:       1-314-654-5366

         9.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

         9.6.     DISPUTE RESOLUTION.

                  9.6.1. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the Parties will confer at least once and will attempt to resolve the matter. Except as provided in Sections 3.8.2, 5.5 and
9.6.2 hereof, if the matter has not been resolved within fourteen (14) days of their first meeting, the representatives shall refer the matter to the Chief Executive Officer of EPIX and the President of MKG's Imaging Group. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officer of EPIX and the President of MKG's Imaging Group (which period may be extended by mutual agreement), subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 9.6.2.

                  9.6.2. All disputes, controversies or differences which may arise between the Parties out of or in relation to this Agreement or any default or breach thereof may be resolved by arbitration in accordance with the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Chicago, Illinois. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the Parties hereto. Notwithstanding the above, without resort to arbitration in the first instance, either Party has the right to bring suit in a court of competent jurisdiction against the other Party for (i) any breach of such other Party's duties of confidentiality pursuant to Article 5 of this Agreement and
(ii) any infringement of its own proprietary rights by the other Party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either Party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either Party. The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement unless they have complied with the provisions of this Section 9.6.2, as they may be applicable, unless otherwise provided herein.

         9.7. PUBLIC ANNOUNCEMENTS. The Parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that any such press release is required to be made by law and the consent of the other Party is not obtained after reasonable efforts to do so. The Parties will agree to issue a joint press release immediately following the execution of this Agreement, the form and content of which shall be reasonably satisfactory to both Parties.

         9.8. ENTIRE AGREEMENT. This Agreement, together with the exhibits and appendices hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

         9.9. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         9.10. AGREEMENT NOT TO SOLICIT EMPLOYEES. During the term of this Agreement and for a period of two (2) years following the expiration pursuant to
Section 8.2 or termination pursuant to Section 8.3 of this Agreement, EPIX and MKG agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

         9.11. EXPORTS. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. EPIX and MKG agree not to export or reexport, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. EPIX and MKG agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 9.11.

         9.12. WAIVER. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         9.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.



EPIX MEDICAL, INC.



By:      /s/ Michael D. Webb
   -----------------------------------------
Name:    Michael D. Webb

Title:   Chief Executive Officer



MALLINCKRODT INC.



By:      /s/ Bradley J. Fercho
   -----------------------------------------
Name:    Bradley J. Fercho

Title:   President, Medical Imaging Group



MALLINCKRODT INC.



By:      /s/ Richard T. Higgons
   -----------------------------------------
Name:    Richard T. Higgons

Title:   Vice President Strategic Development